Exhibit 15

ACCOUNTANT’S ACKNOWLEDGMENT

We acknowledge the incorporation by reference in the Registration Statement on Form S-3 (333-149238) and Form S-8 (333-149248) of Central Energy Partners LP of our report dated November 14, which appears on page 4 of the quarterly report on Form 10-Q for the quarter ended September 30, 2014.

/s/ MONGOMERY COSCIA GREILICH, LLP

Plano, Texas

November 14, 2014